Belden & Blake Corporation
NEWS RELEASE

5200 Stoneham Road • North Canton, Ohio 44720 • (330) 499-1660 • FAX (330) 497-5463

CONTACT: Bob Peshek FOR IMMEDIATE RELEASE

Senior Vice President and	September 15, 2005
Chief Financial Officer	E-mail: bpeshek@beldenblake.com

BELDEN & BLAKE CORPORATION PROVIDES POST MERGER UPDATE
AND ANNOUNCES CONFERENCE CALL

Thursday, September 15, 2005, North Canton, Ohio — Belden & Blake Corporation (the “Company” or “Belden & Blake”) today announced that it will host a conference call on Monday, September 19, 2005 at 4:00 PM Eastern Standard Time. The Company previously announced the sale of its direct parent company, Capital C Energy Operations, L.P. (“Capital C”), to institutional funds managed by EnerVest Management Partners, Ltd. (the “EnerVest Funds”).

During the first six months of 2005, the Company invested approximately $13.0 million, including dry hole expense, on drilling activities and other capital expenditures. In the first six months of 2005, the Company drilled 58 gross (55.8 net) development wells, all of which have been successfully completed as producers in the target formation. For all of 2005 the Company expects to drill approximately 130 development wells in the Appalachian and Michigan Basins, consisting of 35 gross wells in the Medina formation, 35 gross wells in the Clarendon formation and 9 gross wells in the Coalbed Methane formation in Pennsylvania, 20 gross wells in the Clinton formation in Ohio; and 31 gross wells to the Antrim Shale formation in Michigan. The Company also drilled 2 gross wells in the Trenton Black River formation in Ohio. The Company currently expects to spend approximately $34 million during 2005 on drilling activities, including exploratory dry hole expense, and other capital expenditures. This will be financed through cash on hand, available cash flow, available revolving credit facility, and proceeds from the sale of non-strategic assets. The Company had previously planned to incur total capital expenditures of $36 million which includes drilling 142 wells during 2005 and other capital expenditures. The downward revision in the number of wells expected to be drilled reflect a reduction of 7 wells in the Coalbed Methane properties and 3 wells in the Antrim Shale formation in Michigan.

As previously disclosed in its Securities & Exchange Commission (“SEC”) reports, the Company has hedged a substantial portion of its production with J. Aron & Co. (“J. Aron”). As of August 31, 2005, the estimated termination value of the hedge with J. Aron was a negative $296 million to the Company. Hedged volumes for the remainder of 2005 represent approximately 82% of current production levels. Actual percentages of future production hedged will depend upon numerous factors, including the success of the Company’s exploration and development drilling activities. The average NYMEX-based hedge prices for the second half of 2005 are $4.51 per Mmbtu of natural gas and $33.52 per barrel of oil compared to NYMEX-based market prices for the remainder of 2005 as of September 15, 2005 of $11.89 per Mmbtu of natural gas and $66.02 per barrel of oil, respectively. The average NYMEX-based hedged prices for 2006 are $5.50 per Mmbtu of natural gas and $32.20 per Bbl of oil. Obligations under the hedge agreement with J. Aron are secured by liens on substantially all of the assets of the Company and its subsidiaries, which liens rank pari passu with the liens securing the Company’s 8.75% Senior Secured Notes due 2012 (the “Notes”), and junior to the liens securing indebtedness under the Company’s revolving credit facility.

As of September 15, 2005, the Company had $57 million outstanding under its amended and restated revolving credit facility, and had issued $41.2 million in letters of credit, including a $40 million

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letter of credit as additional security for the J. Aron hedge. The Company will increase its borrowings under the credit facility in 2005 in the event that any of the holders of the Notes accept the change of control offer made by the Company on August 26, 2005 which expires on September 26, 2005, unless extended by the Company.

In addition to its acquisition of 100% of the equity of the Company through its acquisition of Capital C, the EnerVest Funds made a $34 million investment in the Company, $25 million of which was subordinated indebtedness bearing interest at 10% and $9 million which was a capital contribution. The investment was made partially as a capital contribution because the Company did not satisfy the fixed charge coverage ratio in the Indenture for the Notes. If any Notes are tendered pursuant to the current outstanding change of control offer, the Company expects to borrow approximately 70% of the purchase price of the Notes under its amended and restated credit facility and borrow approximately 30% of the purchase price from EnerVest on a subordinated basis bearing interest at a rate commensurate with market conditions at such time.

Except as discussed above, the EnerVest Funds do not anticipate providing any additional capital to the Company.

EnerVest has advised the Company that it endeavors to achieve a high rate of return on its investments. Consistent with that investment goal, the Company anticipates that it will make dividends to the EnerVest Funds of cash flows not necessary to meet its operating and capital requirements, consistent with the terms of the various agreements governing payment of dividends, including the Indenture.

The Company is currently preparing its acquisition date balance sheet, which will be required for future financial filings. The balance sheet will reflect certain purchase accounting entries as required pursuant to generally accepted accounting principles. Certain balance sheet and other financial information are summarized below:

•	Recording a liability for the fair market value of the hedge obligation to J. Aron of approximately $258 million at August 16, 2005 (date of the acquisition by the EnerVest Funds).

•	Subordinated note payable to the EnerVest Funds of $25 million, bearing interest at 10% per annum.

•	The Company expects to record a material amount of goodwill in connection with the acquisition by the EnerVest Funds. The goodwill represents the acquisition purchase price in excess of the fair market value of the identifiable net assets.

Belden & Blake has scheduled a conference call for Monday, September 19, 2005, at 4:00 p.m. Eastern Standard Time to discuss its operations, financial condition and business strategy.

Holders of the Company’s 8.75% Senior Secured Notes due 2012 (the “Notes”) and all parties interested in participating in the call are invited to dial in at (800) 561-2731 and enter the Participant Passcode of 27785521.

This call is being webcast by CCBN and can be accessed through Belden & Blake’s web site at www.beldenblake.com. The webcast is also being distributed over CCBN’s Investor Distribution Network for both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

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The webcast will be archived for replay for 30 days. A telephone replay of the call will be available through midnight Eastern Time September 26, 2005 at (888) 286-8010. The conference Passcode for the replay is 14919278.

Belden & Blake engages in the exploitation, development, production, operation and acquisition of oil and natural gas properties in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York and Michigan). Belden & Blake is a subsidiary of Capital C Energy Operations, LP, an affiliate of EnerVest Management Partners, Ltd.

The information in this release includes forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of the Company are subject to a number of risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company’s access to capital, the market demand for and prices of oil and natural gas, the Company’s oil and gas production and costs of operation, results of the Company’s future drilling activities, the uncertainties of reserve estimates, general economic conditions, new legislation or regulatory changes, changes in accounting principles, policies or guidelines and environmental risks. These and other risks are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and Quarterly Reports on Form 10-Q, as amended, and other filings with the SEC.

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